UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.  )*

ORIC Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

68622P109

(CUSIP Number)

January 23, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68622P109

1.	Names of Reporting Persons Frazier Life Sciences Public Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,778,989 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,778,989 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,778,989 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 2.7% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 1,778,989 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

CUSIP No. 68622P109

1.	Names of Reporting Persons FHMLSP, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,778,989 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,778,989 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,778,989 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 2.7% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 1,778,989 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

CUSIP No. 68622P109

1.	Names of Reporting Persons FHMLSP, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,778,989 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,778,989 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,778,989 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 2.7% (2)
12.	Type of Reporting Person (see instructions) OO

(1)

Consists of 1,778,989 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

CUSIP No. 68622P109

1.	Names of Reporting Persons Frazier Life Sciences Public Overage Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,223,568 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,223,568 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,223,568 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.8% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 1,223,568 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

CUSIP No. 68622P109

1.	Names of Reporting Persons FHMLSP Overage, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,223,568 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,223,568 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,223,568 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.8% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 1,223,568 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

CUSIP No. 68622P109

1.	Names of Reporting Persons FHMLSP Overage, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,223,568 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,223,568 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,223,568 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.8% (2)
12.	Type of Reporting Person (see instructions) OO

(1)

Consists of 1,223,568 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

CUSIP No. 68622P109

1.	Names of Reporting Persons Frazier Life Sciences X, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 380,388 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 380,388 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 380,388 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.6% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 380,388 shares of Common Stock held directly by Frazier Life Sciences X, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

CUSIP No. 68622P109

1.	Names of Reporting Persons FHMLS X, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 380,388 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 380,388 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 380,388 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.6% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 380,388 shares of Common Stock held directly by Frazier Life Sciences X, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

CUSIP No. 68622P109

1.	Names of Reporting Persons FHMLS X, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 380,388 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 380,388 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 380,388 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.6% (2)
12.	Type of Reporting Person (see instructions) OO

(1)

Consists of 380,388 shares of Common Stock held directly by Frazier Life Sciences X, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

CUSIP No. 68622P109

1.	Names of Reporting Persons Frazier Life Sciences XI, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 759,910 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 759,910 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 759,910 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.1% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 759,910 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

CUSIP No. 68622P109

1.	Names of Reporting Persons FHMLS XI, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 759,910 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 759,910 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 759,910 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.1% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 759,910 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

CUSIP No. 68622P109

1.	Names of Reporting Persons FHMLS XI, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 759,910 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 759,910 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 759,910 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.1% (2)
12.	Type of Reporting Person (see instructions) OO

(1)

Consists of 759,910 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

CUSIP No. 68622P109

1.	Names of Reporting Persons James N. Topper
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,142,855 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,142,855 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,142,855 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.2%
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of (i) 1,778,989 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P., (ii) 1,223,568 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P., (iii) 380,388 shares of Common Stock held directly by Frazier Life Sciences X, L.P., and (iv)759,910 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

CUSIP No. 68622P109

1.	Names of Reporting Persons Patrick J. Heron
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,142,855 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,142,855 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,142,855 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.2% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of (i) 1,778,989 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P., (ii) 1,223,568 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P., (iii) 380,388 shares of Common Stock held directly by Frazier Life Sciences X, L.P., and (iv)759,910 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

CUSIP No. 68622P109

1.	Names of Reporting Persons Albert Cha
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,002,557 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,002,557 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,002,557 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.5% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of (i) 1,778,989 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P., and (ii) 1,223,568 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

CUSIP No. 68622P109

1.	Names of Reporting Persons James Brush
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,002,557 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,002,557 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,002,557 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.5% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of (i) 1,778,989 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P., and (ii) 1,223,568 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

CUSIP No. 68622P109

1.	Names of Reporting Persons Daniel Estes
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 759,910 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 759,910 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 759,910 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.1% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of 759,910 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.

(2)

Based on (i) 54,551,290 shares of Common Stock outstanding on October 31, 2023, as set forth in the Issuer’s Form 10-Q filed with the SEC on November 6, 2023, and (ii) 12,500,000 shares of Common Stock that were sold by the Issuer in connection with its private placement offering as described in the Issuer’s Current Form 8-K filed with the SEC on January 20, 2024.

Item 1(a).	Name of Issuer: ORIC Pharmaceuticals, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices: 240 E. Grand Ave., 2nd Floor, South San Francisco, CA 94080

Item 2(a).	Name of Person Filing:

The entities and persons filing this statement (collectively, the “Reporting Persons”) are:

Frazier Life Sciences Public Fund, L.P. (“FLSPF”)

FHMLSP, L.P.

FHMLSP, L.L.C.

Frazier Life Sciences Public Overage Fund, L.P. (“FLSPOF”)

FHMLSP Overage, L.P.

FHMLSP Overage, L.L.C.

Frazier Life Sciences XI, L.P. (“FLS XI”)

FHMLS XI, L.P.

FHMLS XI, L.L.C.

Frazier Life Sciences X, L.P. (“FLS X”)

FHMLS X, L.P.

FHMLS X, L.L.C.

James N. Topper (“Topper”)

Patrick J. Heron (“Heron”)

Albert Cha (“Cha”)

James Brush (“Brush”)

Daniel Estes (“Estes” and together with Topper, Heron, Cha and Brush, the “Members”)

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The address and principal business office of the Reporting Persons is:

c/o Frazier Life Sciences Management, L.P.

70 Willow Road, Suite 200

Menlo Park, CA 94025

Item 2(c).	Citizenship:

Entities:	FLSPF	-	Delaware, U.S.A.
	FHMLSP, L.P.	-	Delaware, U.S.A.
	FHMLSP, L.L.C.	-	Delaware, U.S.A.
	FLSPOF	-	Delaware, U.S.A.
	FHMLSP Overage, L.P.	-	Delaware, U.S.A.
	FHMLSP, L.L.C.	-	Delaware, U.S.A.
	FLS XI	-	Delaware, U.S.A.
	FHMLS XI, L.P.	-	Delaware, U.S.A.
	FHMLS XI, L.L.C.	-	Delaware, U.S.A.
	FLS X	-	Delaware, U.S.A.
	FHMLS X, L.P.	-	Delaware, U.S.A.
	FHMLS X, L.L.C.	-	Delaware, U.S.A.

Individuals:	Topper	-	United States Citizen
	Heron	-	United States Citizen
	Cha	-	United States Citizen
	Brush	-	United States Citizen
	Estes	-	United States Citizen

Item 2(d).	Title of Class of Securities: Common Stock

Item 2(e).	CUSIP Number: 68622P109

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with §240.13d–1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J), please specify the type of institution: ____

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a)	Amount Beneficially Owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Each member of the group is identified on Exhibit A to this Schedule 13G amendment.

Item 9.	Notice of Dissolution of a Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 25, 2024	FRAZIER LIFE SCIENCES PUBLIC FUND, L.P.
By: FHMLSP, L.P., its General Partner
By: FHMLSP, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: January 25, 2024	FHMLSP, L.P.
By: FHMLSP, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: January 25, 2024	FHMLSP, L.L.C.

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: January 25, 2024	FRAZIER LIFE SCIENCES PUBLIC OVERAGE FUND, L.P.
By: FHMLSP Overage, L.P., its General Partner
By: FHMLSP Overage, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: January 25, 2024	FHMLSP OVERAGE, L.P.
By FHMLSP Overage, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: January 25, 2024	FHMLSP OVERAGE, L.L.C.

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: January 25, 2024	FRAZIER LIFE SCIENCES XI, L.P.
By: FHMLS XI, L.P., its General Partner
By: FHMLS XI, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: January 25, 2024	FHMLS XI, L.P.
By: FHMLS XI, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: January 25, 2024	FHMLS XI, L.L.C.

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: January 25, 2024	FRAZIER LIFE SCIENCES X, L.P.
By: FHMLS X, L.P., its General Partner
By: FHMLS X, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: January 25, 2024	FHMLS X, L.P.
By: FHMLS X, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: January 25, 2024	FHMLS X, L.L.C.

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: January 25, 2024	By:	*
James N. Topper

Date: January 25, 2024	By:	*
Patrick J. Heron

Date: January 25, 2024	By:	**
Albert Cha

Date: January 25, 2024	By:	**
James Brush

Date: January 25, 2024	By:	***
Daniel Estes

Date: January 25, 2024	By:	/s/ Steve R. Bailey
Steve R. Bailey, as Attorney-in-Fact

*	This Schedule 13G was executed by Steve R. Bailey on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which was filed with the SEC on March 29, 2016.
**	This Schedule 13G was executed by Steve R. Bailey on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which was filed with the SEC on August 16, 2021.
***	This Schedule 13G was executed by Steve R. Bailey on behalf of the individual listed above pursuant to a Power of Attorney, a copy of which was filed with the SEC on April 18, 2022.

Exhibit Index

Exhibit A -	Agreement regarding filing of joint Schedule 13G.